Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statements on Form S-3 (333-160820) of EnerNOC, Inc., and

2.	Registration Statements on Form S-8 (Nos. , 333-157980, 333-149939, 333-143906, and 333-172533) pertaining to the Amended and Restated 2003 Stock Option and Incentive Plan and the Amended and Restated 2007 Employee, Director and Consultant Stock Plan of EnerNOC, Inc.;

of our reports dated March 15, 2012, with respect to the consolidated financial statements of EnerNOC, Inc. and the effectiveness of internal control over financial reporting of EnerNOC, Inc. included in this Annual Report (Form 10-K) of EnerNOC, Inc. for the year ended December 31, 2011.

                                                                                          /s/ Ernst & Young LLP

Boston, Massachusetts

March 15, 2012